EXHIBIT 10.29a





WELLCARE OF NEW YORK, INC.
                                        120 Wood Road
                            Kingston, New York 12401

                  AGREEMENT BETWEEN WELLCARE OF NEW YORK, INC.
                                       AND
                              CONSULTING PHYSICIAN



THIS AGREEMENT is made and entered into on this _____ day of ____________, 199__, by and between WellCare of New York, Inc., a corporation which operates a New York State health maintenance organization licensed under Article 44 of the New York Public Health Law ("WellCare"), and ___________________________________,
a duly licensed physician or a duly organized professional service corporation or partnership, in the State of New York ("Consulting Physician").

WHEREAS, WellCare has been organized for the purpose of providing or arranging for the provision of certain primary and specialty health care services to individuals enrolled as Members of WellCare ("Members") and wishes to enter into this Agreement in order to utilize the services of Consulting Physician in connection therewith; and

WHEREAS, Consulting Physician is a duly licensed physician specializing in the field of
______________________________________: and

WHEREAS, Consulting Physician desires to provide specialty or consultant services to Members pursuant to the terms and conditions set forth herein and pursuant to the terms and conditions of the Benefit Plan(s) issued by WellCare setting forth its obligations to Members under its commercial and Medicaid-specific products; and

WHEREAS, WellCare and Consulting Physician mutually desire to preserve and enhance patient dignity and desire to enter into an agreement which recognizes fully the contributions of Consulting Physician and assures continuous harmonious management of the affairs of WellCare.

NOW, THEREFORE, in consideration of the promises and mutual covenants and other good and valuable consideration hereinafter contained, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

A. Benefit Plan means the evidence of coverage issued by WellCare that describes its obligations to arrange for the delivery of medical services to Members who are eligible for such services pursuant to the terms of (I) WellCare commercial products; and
(ii) WellCare products available to a Medicaid-eligible population. Each Benefit Plan shall identify those medical services which are Covered Services available to Members and shall enumerate all applicable maximums, limitations and exclusions with respect to the availability of Covered Services to Members.

B. Consulting Physician means the physician, professional service corporation or partnership who or which is a contracting party to this Agreement.

C. Covered Services mean those services which are Medically
Necessary and which Members are entitled to receive under the terms of a Benefit Plan.

D.CPT-4, including subsequent updates, means Current Procedural
Terminology which is a listing of descriptive terms and identifying codes for reporting medical services and procedures performed by physicians.

E. Emergency means the unexpected onset of a medical condition of such a nature that failure to obtain immediate care would result in deterioration, thereby placing life in jeopardy or causing serious impairment to bodily functions. Examples of medical problems which are considered to be emergencies are: heart attacks, poisoning, convulsions, unconsciousness, and unusual and excessive bleeding.

F. Encounter means a Member visit with direct contact between the Member and a physician or physician extender where medical evaluation services are provided.

G. Member means any person who is eligible to receive Covered
Services under any Commercial or Medicaid Benefit Plan issued by WellCare.

H. Primary Physician means any physician, professional service corporation or partnership who or which has agreed to provide specified primary health services to Members and to coordinate the overall health care of Members who select him, her or it as their primary care physician.

I. Participating Provider means a physician, health care provider, skilled nursing, hospital, or other facility which has agreed to provide Covered Services to Members.

ARTICLE II - CONSULTING PHYSICIAN RESPONSIBILITIES

A. Services.   Consulting Physician will provide to Members the
usual and customary services in Consulting Physician's specialty field pursuant to the terms of the Benefit Plan and this Agreement. It is understood, however, that WellCare may make alternate arrangements for the provision of certain Covered Services to Members which are services that Consulting Physician's specialty may typically provide. In such a case, the services which Consulting Physician may provide to Members may be limited. WellCare will notify Consulting Physician by mail if it has made alternate arrangements for the provision of certain Covered Services. Consulting Physician [agrees to] abide by and [be bound by] such rules and regulations as WellCare may adopt from time to time . Consulting Physician will not unfairly differentiate or discriminate in the treatment of his/her/its patients or in the quality of services delivered to Members on the basis of membership in HMO, age, national origin, sex, sexual preference, race, color, creed, marital status, religion, health status, source of payment, economic status or handicap.

B. Referral Procedure. Consulting Physician shall provide specialty or consultant medical services pursuant to the following:

1. Consulting Physician shall provide Covered Services to a Member only upon prior referral of such Member by a WellCare staff physician or Primary Physician in an manner prescribed by WellCare. Consulting Physician may not order or provide services to Members unless specifically authorized to do so by a WellCare staff physician or Primary Physician. Consulting Physician will be subject to the WellCare staff physician's or the referring Primary Physician's final determination as to whether Consulting Physician's services are Medically Necessary.

2. Except in cases of Emergency, payment for retroactive referrals or unauthorized diagnostic, laboratory or related supplemental health care services shall be made by WellCare only when determined to be medically necessary Covered Services by WellCare, and such determination shall be solely within the discretion of the WellCare Medical Director.

3. The Primary Physician may utilize other Participating
Physicians specializing in the same field or a different field from that of Consulting Physician.

4. Whenever possible, the Primary Physician will refer Members to Consulting Physician during his or her normal office hours but, in cases of Emergency, as determined by WellCare, Consulting Physician services shall be rendered at another location consistent with the Consulting Physician's normal practice.

5. Except in cases of Emergency, Consulting Physician shall use only Participating Providers which have been approved in advance by WellCare. The Consulting Physician shall be liable for the costs of services provided by Non-Participating Providers except in cases of emergency.

6. The Consulting Physician will render care consistent with the services authorized by the referring primary care physician. The Consulting Physician will forward to the primary care physician a report of those services rendered, or if a consultation was only provided, a recommended plan of treatment prior to the commencement of such treatment. Should the Consulting Physician be authorized to provide a course of treatment over time, appropriate reports to the primary care physician will be provided during the term of that treatment and must be provided at its conclusion. In the case of Covered Services rendered to a Member in an Emergency, Consulting Physician agrees to notify WellCare or the Primary Physician as soon as possible so as to assure continuity of care and prompt compensation for Covered Services rendered.

C. Compensation of Consulting Physician.

1. Consulting Physician agrees to accept from WellCare the lesser of his/her/its usual, customary and reasonable charges or the fees set forth in WellCare's Fee Schedule, as amended from time to time and subject to a withhold as more specifically set forth in the risk-sharing arrangement set forth in Attachment A (Summary of Consulting Physician Risk Share Arrangement) hereof, as full compensation for Covered Services rendered to Members under any WellCare Benefit Plan, whether issued in connection with a commercial product or a Medicaid product. Consulting Physician shall collect and retain any applicable encounter fee, copayment, deductible, or coinsurance as permitted under the Member's Benefit Plan. WellCare will deduct from payments to you the amount, if any, the Member is required to pay as an encounter fee or copayment or as coinsurance or a deductible.

2. In order for a claim to be eligible for payment, it must meet all of the following conditions:

(i) It must be a Covered Service;
(ii) Consulting Physician must have obtained any required prior authorization from WellCare for that service;
(iii) Consulting Physician must have submitted the claim to WellCare within 60 days of the date of service, unless WellCare has agreed in writing to a later submission;
(iv) The claim must comply with all of WellCare's billing protocols, including but not limited to the provision of the following information: the Member's name; WellCare ID number; date of service; CPT code(s) for the service(s) rendered; and ICD-9 diagnostic code; and
(v) The claim must comply with any additional requirements mandated by regulatory agencies as communicated by WellCare.

D. No Billing of Members

1. Consulting Physician agrees that in no event, including but not limited to nonpayment by WellCare, insolvency of WellCare or breach of this Agreement, shall the Consulting Physician bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against a subscriber, a Member or persons (other than WellCare) acting on his/her/their behalf for Covered Services provided pursuant to the Agreement. This provision shall not prohibit Consulting Physician from collecting from Members deductibles, encounter fees, copayments, and/or coinsurance amounts permitted under the Member's Benefit Plan or fees for uncovered services delivered on a fee-for-service basis to Members. Consulting Physician agrees to inform Members of their personal obligation for any uncovered services prior to the provision of such services.

2. Consulting Physician agrees that in the event of WellCare's insolvency or other cessation of operations, that benefits to Members will continue through the period for which premium has been paid, and benefits to Members confined in an inpatient facility on the date of insolvency or other cessation of operations will continue until their discharge.

3. Consulting Physician agrees that these provisions shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of the Member, and that these provisions supersede any oral or written agreement to the contrary now existing or hereafter entered into between Consulting Physician or any persons acting on their behalf.

4. No changes in the insolvency protection or continuation of benefits provisions shall be made without prior approval of the Commissioner of the Department of Health.

E. Reporting Requirements. Consulting Physician agrees to deliver to WellCare's Medical Director such written reports concerning the quality or utilization of services to WellCare's Members as
WellCare may require.   The Consulting Physician shall submit to
WellCare complaint and grievance information to meet the requirements of the State of New York and other appropriate regulatory agencies. Medical information shall be provided to WellCare as appropriate and without violation of pertinent state and federal laws regarding the confidentiality of medical records. Such information shall be provided without cost to WellCare.

F. Malpractice Insurance and Liability. Consulting Physician, at his, her or its sole expense, shall provide and maintain such policies of malpractice insurance as shall be necessary to ensure the Consulting Physician and those health professionals who are his or her employees, against any claim or claims for damages arising by reason of personal injuries or death, occasioned directly or indirectly in connection with the performance of any service by the Consulting Physician. The amounts and extent of such insurance coverage shall be at least one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in the aggregate. Consulting Physician agrees to notify WellCare no less than ten days prior to any reduction or cancellation of coverage.

G. Utilization Management. Consulting Physician shall participate in the WellCare utilization review management program. This system shall include, but not be limited to, pre-admission authorization, concurrent review, and adherence to referral processes. Consulting Physician agrees to comply with all WellCare Utilization Management policies and procedures for both hospital-based and office-based care.

H. Quality Management (QM). Consulting Physician agrees to comply with all WellCare Quality Management Programs for both hospital-based and office-based care. This includes but is not limited to: random office and hospital review and case specific review, appropriate response to issues identified by WellCare or governmental agencies, and cooperation with WellCare QM mechanisms. Consulting Physician will respond appropriately to all quality referred issues within a reasonable time frame but not to exceed 14 days of receipt.

I. Credentials. Consulting Physician agrees that all WellCare Members will be treated by physicians licensed to practice in the State, or by a qualified para-professional legally acting under the supervision of a physician licensed to practice in the State. Consulting Physician agrees that each physician treating Members and other professionals who have the legal authority to practice independently of supervision and/or have supervisory authority over other health care practitioners, shall complete a WellCare application and shall provide all other information including information on malpractice cases necessary for WellCare to complete the credentialing process. Consulting Physician agrees to notify WellCare within one week of an agreement or subcontract with any new physician so WellCare may initiate the credentialing process. Consulting Physician authorizes the licensing bureaus, affiliations and/or persons to give any information regarding Consulting Physician. Consulting Physician hereby releases said licensing bureaus, affiliations and/or persons from all liability for any damage whatsoever for issuing this information.
Consulting Physician agrees to notify WellCare within forty-eight
(48) hours of any revisions, revocation, or limitation of his (or any member of the group, if applicable) license to practice, narcotics license, or hospital privileges or malpractice carrier change or termination. If a group, Consulting Physician will notify WellCare of any changes in the members of the group who may treat WellCare Members within forty-eight (48) hours. WellCare may provide temporary authorization for new physicians to treat WellCare Members during the credentialing process. The Consulting Physician must be properly registered and certified under CLIA and all other applicable state or federal regulatory agencies for any laboratory test performed in the Consulting Physician's office. All Consulting Physicians submitting claims for laboratory services shall provide evidence of their CLIA number and status.

J. Medical Records. Consulting Physician shall maintain adequate medical records for all medical services provided to Members. Consulting Physician agrees to retain said records for a period of at least six (6) years, or in the case of a minor, for at least six (6) years after the age of majority. Subject to all applicable statutory and legal privacy and confidentiality requirements, such medical records shall remain available to each physician and other health professionals treating each Member and, upon request to any proper committee of WellCare for review to determine whether their content and quality are acceptable, as well as for peer review or grievance review. WellCare and the New York State Department of Health or its authorized representatives shall have the right, upon request, to inspect and copy at all reasonable times, any administrative, [accounting,] and medical records maintained by Consulting Physician pertaining to WellCare, to Member, and to Consulting Physician's participation hereunder. Consulting Physician further agrees that, in the event an examination concerning the quality of health care services is conducted by the appropriate state or federal officials, as required by state or federal law, Consulting Physician shall submit, in a timely fashion, any required books, and/or records, and facilitate in every way such examination.

K. Member Complaint and Grievance Procedure. Consulting Physician shall cooperate with WellCare in WellCare's Member complaint and grievance procedure and shall abide by such grievance procedure.

L. Member Communications. Consulting Physician will refer all queries of Members relating to benefit determinations, access, complaints and grievances, and records to WellCare, in accordance with the governing grievance procedure. No materials, pamphlets or explanatory letters regarding WellCare or the terms of this Agreement shall be provided to Members unless authorized by WellCare.

M. Physician/Patient Relationship Maintained. Consulting Physician shall maintain the relationship of physician and patient with Members, without intervention in any manner by WellCare or its agents or employees, and Consulting Physician shall be solely responsible for all medical advice to, and treatment of, Members and for the performance of all medical services set forth in a Benefit Plan in accordance with accepted professional standards and practices.

N. Inspection of Premises. Consulting Physician shall permit representatives of WellCare, including utilization review and quality improvement committees, upon reasonable notice, to inspect Consulting Physician's premises and equipment during regular working hours and review the scope of Covered Services provided to Members, subject to any applicable restrictions under state or federal law.

O. Litigation Notice. Consulting Physician will provide WellCare with a complete record of all malpractice litigation or claims either before a court or administrative agency in which he/she/it was or is named as a Party.

P. Application to Individual Practitioners and Entities. In the event that Consulting Physician is a professional service corporation or partnership, then any and all references to Consulting Physician herein which contemplate the agreement, compliance or other action of an individual practitioner providing Covered Services hereunder as an employee, partner and/or independent contractor of Consulting Physician, shall be deemed to apply to all such practitioners, as well as to Consulting Physician. Consulting Physician hereby agrees to take all actions necessary to ensure that all such individual practitioners fulfill all terms and conditions of this Agreement as they apply to such individual practitioners. Consulting Physician agrees to require that all such individual practitioners execute an Agreement which in turn shall bind them to all terms and conditions of this Agreement. The failure of any individual practitioner who is an employee, partner and/or independent contractor of Consulting Physician to fulfill those duties and obligations which apply to him or her hereunder shall be deemed to be a breach of this Agreement as if it were the direct result of an action or omission of Consulting Physician. In the event that Consulting Physician is an individual practitioner, then all references to Consulting Physician herein shall apply directly to such individual practitioner.

The professional service corporation or partnership, if any, shall require that its participating Consulting Physicians agree to be bound, at WellCare's option, to the terms of this Agreement as individuals in the event of the dissolution or insolvency of the professional service corporation or partnership. This paragraph is intended to ensure continuity of care to WellCare Plan Members in the event of such dissolution or insolvency.

Q. Coordination of Benefits. Consulting Physician shall cooperate with WellCare in determining if a Member's illness or injury is covered by no-fault auto insurance, worker's compensation insurance or other health insurance or otherwise gives rise to a claim by a third party by virtue of coordination of benefits or subrogation.

ARTICLE III - COVENANTS OF WELLCARE

A. Identification of WellCare Members.   WellCare shall maintain a
current Member eligibility data system and shall furnish
Consulting Physician with a means of accessing such system for purposes of identifying those WellCare Members who are enrolled in WellCare Plans.

B. Administrative and Marketing Services.   WellCare shall perform
the administrative, claims processing, marketing, enrollment, quality management and utilization management functions that are required under contract or regulation by a local, state or federal agency with the authority to govern the activities of WellCare in the provision of services contemplated by this Agreement.

C. Provider Grievance and Appeal Procedures.   WellCare shall make
available to Consulting Physician a copy of the grievance and appeal procedures which govern instances where there is an issue in the conduct or operation of WellCare that has not otherwise been satisfactorily resolved.

D. Benefit Plan Terms. WellCare shall [make available to] Consulting Physician [a summary] of each applicable Benefit Plan [. Such summaries shall include schedules of Covered Services, applicable exclusions or limitations affecting the provision of Covered Services, and applicable copayments or deductibles.]

ARTICLE IV - TERM OF AGREEMENT AND TERMINATION

A. Term. The term of this Agreement shall commence on the date first written above and shall continue in effect from year to year unless terminated effective as of the end of any calendar month in accordance with the terms of this Article.

B. Termination. This Agreement may be terminated by either WellCare or Consulting Physician with or without cause, at any time to be effective as of the end of any month, if written notice is given to the other party at least sixty (60) days in advance of such termination. However, such action shall not release either WellCare or Consulting Physician of obligations imposed with respect to:

1. third party payors;

2. incentive payments accrued and due to Consulting Physician or service account deficits due to WellCare in connection with existing contracts; or

3. the obligation of Consulting Physician to persons then receiving treatment at the time of said notice. The parties agree that in the event of voluntary termination, as provided herein, the obligations of Consulting Physician to continue such treatment to any Member and otherwise under this Agreement and the obligations of WellCare shall continue in full force until the termination date.

C. This Agreement may be terminated by WellCare:

1. Immediately in the event Consulting Physician:

(i) ceases to be (a) duly licensed to practice medicine or osteopathy in the State of New York, in the case of an individual physician, with staff privileges at least one (1) hospital which has entered into an arrangement with WellCare to provide Covered Services to Members, or (b) duly organized in the State of New York, in the case of a professional service corporation or a partnership, and duly authorized to provide health care services;

(ii) in the case of an individual physician, becomes disabled or is deceased or retires from active participation in a medical practice;

(iii) in the case of an individual physician, ceases to be authorized by the United States Drug Enforcement Agency to prescribe all pharmaceuticals required in connection with the provision of Covered Services or to be an eligible provider under Medicaid or Medicare;

(iv) loses or suffers a reduction of his, her or its professional liability insurance;

(v) commits any act or engages in any conduct for which his, her or its license, certificate or other authorization to render professional services may be revoked, suspended or restricted by any licensing authority; or

(vi) is found to have made any untrue statements of material fact or any intentional misrepresentation of any fact, whether or not material, in any claim for payment, application forms or credentialing materials.

ARTICLE V - MODIFICATIONS

Amendments to this Agreement, including changes to Attachment A, may be issued to Consulting Physician by WellCare and become binding fifteen (15) days after receipt of notification thereof unless the Consulting Physician advises WellCare in writing of an objection prior to the expiration of such fifteen (15) day period. WellCare will then seek to arrive at a mutually agreeable modification. Should this not be possible, the amendment shall be of no force or effect with respect to Consulting Physician, and WellCare or the Consulting Physician may terminate this Agreement upon the giving of sixty (60) days prior written notice, to be effective as of the end of a calendar month. Notwithstanding the above, this Agreement may be amended at any time by mutual
agreement of the parties.   Material amendments to this Agreement
shall be forwarded to the Department of Health for prior approval.

ARTICLE VI- MISCELLANEOUS

A. New York Law to Govern. The validity, enforceability, and interpretation of any of the clauses of this Agreement shall be determined and governed by the laws of the State of New York.

B. Independent Contractor Status. None of the provisions of this Agreement are intended to create, nor shall be designed or construed to create, any relationship between Consulting Physician and WellCare other than that of independent entities contracting with each hereunder solely for effecting the provisions of the Agreement. Neither of the parties hereto, nor any of their respective representatives, shall be construed to be the agent, the employer, or representative of the other.

C. Subcontracts. The Consulting Physician agrees that any and all providers engaged by the Consulting Physician to perform services set forth in this agreement will execute a subcontract with the Consulting Physician. The Consulting Physician shall require the subcontractors to abide by this agreement and will ensure that this agreement is incorporated by reference in the subcontract. The Consulting Physician agrees not to subcontract with any providers without the express approval of WellCare, which shall not be unreasonably withheld. Consulting Physician will make available, on request by WellCare, all subcontracts that provide for services to WellCare Members.

D. Malpractice Liability. Neither the Consulting Physician nor WellCare shall be liable for the expense of defending any action for alleged professional malpractice against the other, or for any costs resulting from the loss of such lawsuit. However, neither the Consulting Physician nor WellCare limits its right to implead the other as a third-party defendant in such a suit and each party shall bear its apportioned loss resulting from such three-party suit.

E. Entire Agreement. This Agreement and the applicable Benefit Plans represent the entire agreement of WellCare and Consulting Physician with respect to the subject matter hereof and thereof and shall together govern and control the parties' rights, duties, obligations and liabilities with respect to the matters set forth herein, and no statement, representation, warranty or covenant has been made by any party with respect thereto except as expressly set forth in this Agreement and such additional agreements.

F. Assignment. The rights and/or obligations of this Agreement may not be assigned, delegated, transferred, conveyed or sold without the prior written consent of the other party, except that WellCare may assign, delegate, transfer, convey or sell its rights and/or obligations to a parent, subsidiary or affiliate or to an entity into which WellCare is merged or with which WellCare is consolidated or to a purchaser of all or substantially all of its assets or as part of a corporate reorganization.

G. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

H. Volume. Consulting Physician acknowledges and agrees that WellCare by entering into this Agreement does not promise or otherwise guarantee any particular volume of referrals of Members to Consulting Physician for the provision of Covered Services.

I. Maintenance of Records. WellCare and Consulting Physician will maintain records of account for all financial transactions pertaining to WellCare. Billing, collection, receipt, and reconciliation of all revenues and appropriate disbursement of required monies will be recorded and maintained in accordance with accepted accounting practices.

J. Dispute Resolution. In the event any dispute shall arise with regard to the performance or interpretation of any of the terms of this Agreement, both parties agree to negotiate in good faith to resolve such dispute. If the dispute is not resolved within thirty (30) days, both parties agree to submit all matter(s) in controversy to a Board of Arbitrators consisting of three (3) members (one member selected by each party to this Agreement, and these members, in turn selecting a third member). The Board of Arbitrators so constituted shall proceed under the rules and regulations of the American Arbitration Association. Both parties expressly covenant and agree to be bound by the decision of the arbitrators and accept any decision by a majority of the arbitrators as a final determination of the matter in dispute.
The parties to this Agreement shall share the cost or arbitration equally. Arbitration shall not be required of any dispute also involving a person who is not bound by this or a similar agreement unless that third party agrees to binding arbitration. Notwithstanding the forgoing, the Commissioner of the New York State Department of Health is not bound by the decisions rendered by the Board of Arbitrators. Furthermore, the Commissioner of the New York State Department of Health shall be notified of all issues submitted to arbitration and be sent copies of arbitration decisions.

K. Enforceability. The invalidity or unenforceability of any terms or conditions hereof shall in no way affect the validity or enforceability of any other term of provision contained herein.

L. Notice. Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be sent by regular first class mail, to WellCare at :

120 Wood Road
Kingston, New York  12401

and to Consulting Physician at the address listed on the signature page of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Consulting Physician

SIGNATURE:

PRINT NAME/TITLE (if applicable):

ON BEHALF OF (if applicable):

ADDRESS:

PHONE NUMBER:
DEA# (if applicable):

TAX ID:

DATE:

WELLCARE OF NEW YORK, INC.

BY:  Robert E. Goff, Executive Director

DATE:


ATTACHMENT A
SUMMARY OF CONSULTING PHYSICIAN RISK SHARE AGREEMENT


Pursuant to the terms of this Attachment A, WellCare shall retain [fifteen] percent [(15%)] of the compensation amount otherwise payable to Consulting Physician for Covered Services rendered to Members. Notwithstanding the foregoing, WellCare may change the percentage of Consulting Physician's compensation which may be retained in accordance with this Attachment A upon the giving of fifteen (15) days' written notice, up to a maximum of thirty percent (30%) of total compensation. The purpose of establishing this withhold is to enable WellCare to eliminate any deficits in the service accounts maintained by it to meet its expenses in arranging for the provision of Covered Services to Members eligible to receive such services under the terms of all Benefit Plans.



ATTACHMENT TO THE AGREEMENT/CONTRACT
BETWEEN WELLCARE OF NEW YORK, INC.
AND

The following providers associated with __________________________ agree to all Articles as contained in the Agreement/Contract and/or any Amendments between WellCare and
________________________.



SIGNATURE: _____________________________
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                                     (Specialty)
PRINT NAME:

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                                 (Specialty)
PRINT NAME:

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SIGNATURE:
____________________________
                                 (Specialty)
PRINT NAME:

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SIGNATURE:
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                                 (Specialty)
PRINT NAME:
DATE:


WELLCARE OF NEW YORK, INC.

BY: Robert E. Goff, Executive Director
DATE: